Exhibit 99.2

Preliminary Copy – Subject to Completion

FORM OF WRITTEN CONSENT OF

THE UNITHOLDERS OF

ANDEAVOR LOGISTICS LP

Please return this consent no later than                     p.m. (prevailing Eastern Time) on                     , 2019, which is the final date that the Board of Directors of the general partner of Andeavor Logistics LP (“ANDX”) has set for receipt of written consents. Your units will be tabulated and voted on the proposals as you indicate below. Any Written Consent returned without indicating a decision on a proposal will be voted to APPROVE that proposal.

The undersigned, being a holder of record of common units representing limited partner interests in ANDX (“ANDX Common Units”), on                     , 2019, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the ANDX Common Units that the undersigned holds of record.

The undersigned acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No.                     ) of MPLX LP, a Delaware limited partnership (“MPLX”), and which more fully describes the proposals below.

1.

Approval of the merger of MPLX MAX LLC, a Delaware limited liability company and a wholly owned subsidiary of MPLX, with and into ANDX, with ANDX continuing as the surviving entity (the “Merger”), and adoption and approval of the Agreement and Plan of Merger, dated as of May 7, 2019, as such agreement may be amended from time to time, by and among ANDX, Tesoro Logistics GP, LLC, MPLX, MPLX GP LLC, and MPLX MAX LLC, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to ANDX’s named executive officers in connection with the Merger.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to ANDX by faxing it to Andeavor Logistics LP, Attention: Molly R. Benson, Secretary, at (419) 421-8427 , by emailing a .pdf copy of your written consent to OfficeoftheSecretary@marathonpetroleum.com or by mailing your written consent to Andeavor Logistics LP at 200 East Hardin Street, Findlay, Ohio, 45840, Attention: Molly R. Benson.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF                     , 2019 AND THE DATE OF RECEIPT BY ANDX OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING ANDX COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH ANDX’S SECRETARY.

Preliminary Copy – Subject to Completion

IF AN INDIVIDUAL:	IF AN ENTITY:

please print or type complete name of entity)

By:		By:
(duly authorized signature)		(duly authorized signature)

Name:		Name:
(please print or type full name)		(please print or type full name)

Title:		Title:
(please print or type full title)		(please print or type full title)

Date:	, 2019	Date:	, 2019